Exhibit 10.1

EMPLOYMENT AGREEMENT

(David Christopher Monroe)

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 17th day of May, 2023 but having an effective date of June 28, 2023 by and between DAVID CHRISTOPHER MONROE, whose address is 6708 Greyhawk Circle, Plano, Texas 75024 (“Executive”), and TEXAS ROADHOUSE MANAGEMENT CORP., a Kentucky corporation having its principal office at 6040 Dutchmans Lane, Louisville, Kentucky 40205 (the “Company”).

WITNESSETH:

WHEREAS, the Company desires, on the terms and conditions stated herein, to employ Executive as Chief Financial Officer pursuant to a written employment agreement; and

WHEREAS, Executive desires, on the terms and conditions stated herein, to be employed by the Company pursuant to a written employment agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, and of the promises, covenants, terms, and conditions contained herein, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.              Employment.

(a)            The Company hereby agrees to employ Executive as Chief Financial Officer, and Executive hereby accepts such employment with the Company, subject to the terms and conditions set forth in this Agreement.

(b)            Executive affirms and represents that Executive is under no obligation, including non-competition and/or non-solicitation agreements, to any former employer or other party that restricts or is in any way inconsistent with Executive’s acceptance of employment and Executive’s subsequent employment with the Company, or is inconsistent with the promises Executive is making in this Agreement.

2.             Term of Employment. Unless earlier terminated as hereinafter provided, the initial employment term shall be for a period beginning on June 28, 2023 (the “Employment Date”) and ending on January 7, 2024 (such period referred to as the “Initial Term”). Unless (i) either party gives written notice at least sixty (60) days before expiration of the Initial Term or any Additional Term that they wish to either cease the terms of this Agreement being applicable to Executive’s continued employment and such employment will then continue “at will” (i.e., be terminable by either Executive or the Company at any time and for any reason, with or without cause), and subject to such terms and conditions established by the Company from time to time, or (ii) Executive’s employment is earlier terminated as hereinafter provided, the term of Executive’s employment under this Agreement will be automatically extended after the Initial Term, under the terms contained herein, on a year-to-year basis (such one-year periods referred to as “Additional Terms”). For purposes of this Agreement, the term “Employment Term” shall mean the Initial Term plus all Additional Terms.

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3.             Duties. While Executive is employed by the Company during the Employment Term, Executive shall be employed as the Chief Financial Officer of Texas Roadhouse, Inc., and such other titles as the Company may designate, and shall perform such duties and responsibilities as the Company shall assign to Executive from time to time, including duties and responsibilities relating to the Company or Affiliates (as hereinafter defined) and certain officer positions of Affiliates as and if determined by the Company. Executive shall report to the Chief Executive Officer of Texas Roadhouse, Inc. or to such other person as designated by the Chief Executive Officer of Texas Roadhouse, Inc. and/or the Board of Directors of Texas Roadhouse, Inc. (the “Board”) (as the same may change from time to time). Executive will faithfully and to the best of Executive’s ability perform Executive’s employment duties at such places and times as the Company may reasonably prescribe. Except when approved in advance by the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, Executive will devote Executive’s full-time attention throughout Executive’s Employment Term to Executive’s services as Chief Financial Officer. Executive will render services exclusively to the Company during the Employment Term, except that Executive may engage in other material business activity if such service is approved in writing by the Board. Executive may participate in charitable activities and personal investment activities to a reasonable extent, and Executive may serve as a director of business organizations as approved by the Board, so long as such activities and directorships do not interfere with the performance of Executive’s duties and responsibilities under this Agreement. Executive will always act in a manner that is in the best interests of the Company, and will use Executive’s best efforts, skill and ability to promote the profitable growth of the Company.

4.             Compensation.

(a)            Salary. As compensation for Executive’s services under this Agreement, the Company will pay Executive an initial base salary at the annual rate set forth on Schedule 1 per fiscal year, or such higher amount as may be determined by the Compensation Committee of the Board on an annual basis thereafter (“Base Salary”). Once increased, Base Salary may not be decreased during the Employment Term except for decreases that are applied generally to other executives of the Company, in an amount no greater than ten percent (10%). Such Base Salary will be paid in installments at regular intervals in accordance with the Company’s payroll practices and procedures.

(b)            Incentive Bonus. For each full fiscal year during the Employment Term, Executive shall be eligible for an incentive bonus, to be paid no less frequently than annually if and to the extent Executive remains employed on its date of payment, based upon achievement of defined goals established by the Compensation Committee of the Board and in accordance with the terms of any incentive plan of the Company in effect from time to time (the “Incentive Bonus”).

(i)            The level of achievement of the objectives each fiscal year and the amount payable as Incentive Bonus shall be determined in good faith by the Compensation Committee of the Board. Any Incentive Bonus earned for a fiscal year shall be paid to Executive in a single lump sum on or before the date that is 2 1/2 months following the last day of such fiscal year.

(ii)           Subject to the achievement of the goals established by the Compensation Committee, as determined by the Compensation Committee, for each fiscal year of this Agreement, Executive shall be eligible for an annual target incentive bonus of at least the amount set forth on Schedule 1, or such higher amount as may be established by the Compensation Committee of the Board from time to time.

(c)            Equity Incentive Plan. Executive will be eligible to participate in the Texas Roadhouse, Inc. 2021 Long Term Incentive Plan or any successor plan thereto at a level and with such awards as the Compensation Committee of the Board may from time to time grant. Executive’s initial grant of service based restricted stock units and performance based restricted stock units is set forth on attached Schedule 1.

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(d)            Benefits. During the Employment Term, Executive will be entitled to participate in all employee benefit plans and programs of the Company that are available to employees generally to the extent that Executive meets the eligibility requirements for each individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(e)            Expenses. During the Employment Term, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of Executive’s duties and responsibilities, subject to the Company’s normal policies and procedures for expense verification, documentation and reimbursement intervals. Any reimbursements made under this Section 4(e) must be submitted for payment timely such that it can be paid no later than the last day of Executive’s taxable year following the taxable year in which the expense is incurred, or such expense will not be reimbursable.

(f)            Vacations and Holidays. Executive shall be entitled to be absent from Executive’s duties for the Company by reason of vacation for a period of four (4) weeks per fiscal year, or such longer period as the Company allows based on employment tenure with the Company. Executive’s vacation time each fiscal year will accrue in accordance with the Company’s normal policies and procedures. Executive shall coordinate Executive’s vacation schedule with the Company so as not to impose an undue burden on the Company. In addition, Executive shall be entitled to such national and religious holidays as the Company shall approve for all of its employees from time to time.

(g)            Clawback Provisions. Notwithstanding any other provision in this Agreement to the contrary, any compensation paid or payable to Executive pursuant to this Agreement or any other agreement or arrangement with the Company shall be subject to recovery or reduction in future payments in lieu of recovery pursuant to any Company clawback policy in effect from time to time, whether adopted before or after the date of this Agreement.

5.              Termination.

(a)            This Agreement and Executive’s employment will terminate automatically if any of the following occurs:

(i)	Executive’s death;

(ii)	Executive’s action to terminate employment for any reason whatsoever (including, without limitation, resignation or retirement); or

(iii)	The Company notifies Executive in writing that Executive’s employment is terminated for any reason other than those set forth in Sections 5(a)(i) or (ii) above.

(b)            By signing this Agreement below, Executive hereby submits an irrevocable letter of resignation pursuant to which Executive resigns from service as a member of the board of directors or as a manager of the Company or any Affiliate thereof, effective immediately upon (i) termination of Executive’s employment by the Company for any reason, and (ii) acceptance of such resignation by the Board.

(c)            If Executive’s employment is terminated for any reason or cause other than a Qualifying Reason as defined in Section 6(b) below (such as Executive’s death, disability or for Cause), the Company shall pay to Executive only the Base Salary accrued for the last period of actual employment as well as any accrued paid time off that might be due at such termination in accordance with policies of the Company in effect from time to time, at the next regular pay date after the Date of Termination, and shall have no other severance obligations under this Agreement. To the extent permitted by applicable law, if Executive owes any monies to the Company at the time of Executive’s termination, then the Company may retain money otherwise owed to Executive to the extent of Executive’s debt to the Company.

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6.              Severance after Qualifying Termination. If Executive’s employment is terminated for a Qualifying Reason, then the Company will pay Executive, as separation pay, the following amounts and subject to the following conditions:

(a)            Amount of Separation Pay: Three (3) months of Base Salary, unless the termination occurs within twelve (12) months following a Change in Control, in which case an amount equal to Executive’s current Base Salary through the Initial Term or Additional Term (as and if applicable) will be paid, in each case at the Company’s regular payroll intervals (subject to the release condition in Section 6(c) and delayed start as provided in that subsection and Section 23(c)). In addition, if Executive’s termination occurs for a Qualifying Reason within twelve (12) months following a Change in Control, Executive shall be paid any incentive bonus earned but not yet paid for any fiscal year ended before the Date of Termination, plus an incentive bonus for the year in which the Date of Termination occurs, equal to Executive’s target bonus for that year, prorated based on the number of days in the fiscal year elapsed before the Date of Termination, in each case at the same time that incentive bonuses for such periods are payable to other executive employees whose employment did not end.

(b)            The Company will pay severance benefits under this Section on account of the termination of Executive’s employment with the Company and its Affiliates only if the termination is attributable to one of the following “Qualifying Reasons:”

(i)	the result of Executive having submitted to the Company Executive’s written resignation or offer of resignation upon and in accordance with (A) the request by the Board in writing or pursuant to a duly adopted resolution of the Board, or (B) the written request of the Chief Executive Officer of Texas Roadhouse, Inc., provided that such request is not based on the Company’s finding that Cause for termination exists;

(ii)	a termination by Executive for Good Reason within twelve (12) months following a Change in Control; or

(iii)	a termination by Company for any reason other than Cause or as a result of Executive’s death, or a disability which entitles Executive to benefits under the Company’s long term disability plan.

A termination by Executive (a separation, including a voluntary retirement, initiated by Executive other than per a request described in subsection (i) above), other than for Good Reason within twelve (12) months following a Change in Control, shall not be a Qualifying Reason under this Agreement.

(c)            The Company is not obligated to pay any separation pay to Executive unless Executive has signed a full release of claims against the Company and its Affiliates that is in a form and scope acceptable to the Company (the “Release”), and all applicable consideration periods and rescission periods provided by law have expired. Executive must execute and deliver the Release to the Company no later than the date specified by the Company and in no event later than fifty (50) days following Executive’s Date of Termination, and the Release will be delivered by the Company to Executive at least twenty-one (21) days (forty-five (45) days where Executive is required to be given forty-five (45) days to review and consider the Release) before the deadline set for its return. If the period of time to consider and revoke the Release spans two (2) tax years, then, in no event may separation pay be paid until the second (2nd) such tax year, even if the Release is signed and nonrevocable sooner. When paid, the first (1st) payment will be in an amount equal to the Base Salary that would have been paid at payroll dates before such first (1st) payment, absent a delay until the Release is irrevocable.

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(d)            Further, Executive shall not be entitled to separation pay if Executive fails to return all Company property within Executive’s possession or control and settle all expenses owed to the Company on or before the date the Release is executed and returned to the Company.

(e)            If Executive, at any time before all separation payments due under this Agreement are paid, fails to comply with restrictive covenants in this Agreement or any other agreement with the Company, the Company may cease payment and any further amounts due shall be deemed a “disputed payment” for purposes of Code Section 409A-2(g) payable only as and if required as a result of the claim and dispute resolution provisions in Section 17 below.

(f)            In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts, benefits and other compensation payable or otherwise provided to Executive after Executive’s Date of Termination.

7.             Definitions. In addition to terms capitalized and defined in the context where first used, the following terms shall have the meanings indicated below:

(a)            Termination for “Cause” means a termination by the Company for one (1) or more of the following reasons, as stated in a written notice of termination:

(i)	Executive’s conviction of, or being charged with having committed, a felony;

(ii)	Executive’s acts of dishonesty or moral turpitude that are detrimental to the business of the Company;

(iii)	Executive’s acts or omissions that Executive knew or should have reasonably known were likely to damage the business of the Company;

(iv)	Executive’s failure to obey the reasonable and lawful directions of the Company, including, without limitation, the Company’s policies and procedures (including the Company’s policies prohibiting discrimination, harassment, and retaliation), and the Texas Roadhouse, Inc. Code of Conduct;

(v)	Executive’s failure to perform Executive’s obligations under this Agreement;

(vi)	Executive’s willful breach of any agreement or covenant of this Agreement or any fiduciary duty owed to the Company; and/or

(vii)	Executive’s unsatisfactory performance of Executive’s duties after: (A) Executive has received written notice of the general nature of the unsatisfactory performance and (B) Executive has failed to cure the unsatisfactory performance within thirty (30) days thereafter to the satisfaction of the Company. If, during this thirty (30) day timeframe, the Company determines that Executive is not making reasonable good faith efforts to cure the deficiencies to the satisfaction of the Company, the Company has the right to immediately terminate Executive’s employment. If the Company determines that Executive cured the unsatisfactory performance before the conclusion of the thirty (30) day timeframe, any recurrence of the same or similar unsatisfactory performance within twelve (12) months of the conclusion of the thirty (30) day timeframe shall constitute “Cause” for Executive’s termination, and Executive’s employment may be terminated with no further or additional opportunity to cure the unsatisfactory performance.

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(b)            A “Change in Control” means that one of the following events has taken place:

(i)	consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than fifty percent (50%) of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

(ii)	consummation of a sale or disposition of all or substantially all of the assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately before such sale or disposition); or

(iii)	any Person becomes the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing in excess of fifty percent (50%) of the aggregate voting power of the outstanding securities of the Company as required to be disclosed in a report on Schedule 13D of the Exchange Act.

Notwithstanding anything in the foregoing to the contrary, the Board shall have full and final authority, in its sole discretion, to determine conclusively whether a Change in Control shall have occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto.

For purposes of this Section 7(b), the term “Company” means Texas Roadhouse, Inc.

(c)            “Code” means the Internal Revenue Code of 1986, as amended.

(d)            “Date of Termination” means (A) if Executive’s employment is terminated by the Company or by Executive other than for Good Reason, the date of receipt of the notice of termination or any later date specified therein (which date shall be not more than thirty (30) days after giving such notice), as the case may be, (B) if Executive’s employment is terminated by Executive for Good Reason, the thirtieth (30th) day following receipt by the Company of the notice of termination for Good Reason if the Company fails to cure the condition giving rise to Good Reason during the thirty (30) day cure period, or any later date specified therein, as the case may be, provided that such date may not be more than sixty (60) days following the Company’s receipt of the notice of termination.

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(e)            “Good Reason” given by Executive in a notice of termination must be based on:

(i)	the assignment to Executive of a different title or job responsibilities that result in a substantial decrease in the level of responsibility from those in effect immediately before the Change in Control;

(ii)	a reduction by the Company or the surviving company in Executive’s base pay as in effect immediately before the Change in Control;

(iii)	a significant reduction by the Company or the surviving company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans after the Change in Control compared to the total package of such benefits as in effect before the Change in Control;

(iv)	the requirement by the Company or the surviving company that Executive be based more than fifty (50) miles from where Executive’s office is located immediately before the Change in Control, except for required travel on company business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company before the Change in Control; or

(v)	the failure by the Company to obtain from any Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (“Successor”) an agreement to assume obligations under this Agreement.

Provided, however, that Good Reason shall not exist unless the reason set forth is not cured within thirty (30) days after Executive has delivered written notice of such condition to the Company. Further, in each case, Executive must give the Company notice of the condition within ninety (90) days of the initial existence of the condition, and the separation from service must occur within sixty (60) days following notice of termination, or the termination will not be considered to be for Good Reason.

(f)            “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

8.             Cooperation. Executive agrees to cooperate fully with the Company, its attorneys and representatives in any litigation, arbitration or administrative proceeding related to Executive’s current or former employment with the Company. With respect to any complaints or concerns that Executive may have regarding Executive’s own employment, nothing in this Agreement is intended to preclude or interfere with Executive’s right to contact an attorney or governmental agency, or to participate in any investigation or other proceeding involving such an agency.  With respect to any other matters, however, Executive agrees not to collaborate with or provide information, documents, or statements to any person or entity adverse to the Company (or its parent, affiliates, or employees) in any actual or potential proceeding, without first providing reasonable written notice to the Company. Nothing herein will prevent Executive from providing truthful responses, under oath, in response to a subpoena from any judicial or governmental authority. If Executive receives any subpoena, or other oral or written request, formal or informal, to provide information or documents from or about the Company or any of its officers, directors, or employees, Executive agrees to notify the Company immediately and cooperate with the Company’s attorneys. The Company will use reasonable efforts to schedule Executive’s cooperation in a manner that avoids causing Executive any undue hardship. Executive’s obligation to cooperate under this Section 8 extends for five (5) years from the last date on which Executive receives any compensation under this Agreement or any amendment and restatement or successor hereto.

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9.             Confidentiality and Nondisparagement.

(a)            Confidentiality Covenant. Executive agrees:

(i)	Executive’s employment creates a relationship in which the Company places confidence and trust in Executive with respect to certain information pertaining to the business of the Company and its Affiliates that Executive may receive during Executive’s employment by the Company.

(ii)	Without the written consent of the Company, Executive will not use for Executive’s benefit or disclose at any time during or after Executive’s employment, except to the extent required by Executive’s duties or except to the extent of Executive’s obligations under Section 14, any information Executive obtains or develops while employed by the Company regarding any actual or potential recipes, suppliers, products, services, employees, documents pertaining to the Company or any of its Affiliates (including, without limitation, this Agreement, franchise agreements, employment agreements and joint venture agreements), financial affairs, systems, applications, or methods of marketing, service or procurement of the Company or any of its Affiliates, or any confidential matter regarding the business of the Company or any of its Affiliates, except information that at the time is generally known to the public or is required to be disclosed by law or legal process, other than as a result of disclosure by Executive not permitted under this Agreement (collectively, “Confidential Information”).

(iii)	At Executive’s request, the Company will tell Executive, in writing, whether or not the Company considers any particular item of information to be Confidential Information. Executive agrees to contact the Company before Executive discloses any information that Executive acquired during Executive’s employment to determine whether the Company considers the information to be Confidential Information.

(iv)	Upon Executive’s termination, Executive will promptly return to the Company all documents and papers (including all copies, stored electronically or otherwise) relating to Confidential Information and other physical property in Executive’s possession that belongs to the Company or any of its Affiliates.

(b)            Binding Effect. Executive agrees that the provisions of this Section 9 are binding upon Executive’s heirs, successors and legal representatives.

(c)            Obligations Additive. Executive acknowledges that the obligations imposed by this Section 9 are in addition to, and not in place of, any obligations imposed by applicable statutory or common law.

(d)            Nondisparagement. Executive shall not at any time during the Employment Term or for a period of two (2) years after Executive’s employment ends, disparage the Company, any of its Affiliates and any of their respective officers and directors.

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10.            Intellectual Property.

(a)            Disclosure and Assignment. As used herein, “Creations” means writings, works of authorship, recipes, formulas, ideas, concepts, inventions, discoveries, and improvements, whether patented, patentable or not and whether copyrighted, copyrightable, or not. Furthermore, as used herein, “Employment Creations” means any and all Creations created, prepared, produced, authored, amended, conceived or reduced to practice by Executive whether solely or in collaboration with others while he or she is employed by the Company that: (i) relate in any way to the Company’s business; or (ii) relate to the Company’s actual or contemplated business, research, or development; or (iii) result from any work performed by Executive for the Company. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, every copyrightable Employment Creation, regardless of whether copyright protection is sought or preserved by the Company, shall be a “work made for hire” as defined in 17 U.S.C. §101, and the Company shall own all rights in and to such Employment Creation throughout the world except to the extent such ownership is waived in writing by the Board. To the extent the preceding sentence does not apply, as of the Effective Date, Executive agrees to transfer and assign and hereby transfers and assigns to the Company (or its designee) all right, title, and interest of Executive in and to every Employment Creation. Executive further agrees to transfer and assign and hereby transfers and assigns to the Company all Creations created, prepared, produced, authored, amended, conceived or reduced to practice by Executive within one (1) year following Executive’s termination of employment with the Company (whether voluntary or otherwise), if the Creation is a result of Company’s Confidential Information obtained by Executive during Executive’s employment with the Company (collectively, “Post-Employment Creations”). Executive shall communicate promptly and disclose to the Company, in such form as the Company may request, all information, details, and data pertaining to each Employment Creation and each Post-Employment Creation. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Employment Creations or Post-Employment Creations so as to be less in any respect than that the Company would have had in the absence of this Agreement except to the extent such ownership is waived in writing by the Board.

(b)            Moral Rights. To the extent any copyrights are assigned under this Agreement, Executive hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” with respect to all Employment Creations and Post-Employment Creations and all intellectual property rights therein.

(c)            Trademarks. All right, title, and interest in and to any and all trademarks, trade names, service marks, and logos adopted, used, or considered for use by the Company during Executive’s employment (whether or not developed by Executive) to identify the Company’s business or other goods or services (collectively, the “Marks”), together with the goodwill appurtenant thereto, and all other materials, ideas, or other property conceived, created, developed, adopted, or improved by Executive solely or jointly during Executive’s employment by the Company and relating to its business shall be owned exclusively by the Company. Executive shall not have, and will not claim to have, any right, title, or interest of any kind in or to the Marks or such other property.

(d)            Further Assurances and Documentation. During and after Executive’s employment, Executive shall, for no additional consideration, reasonably cooperate with the Company to (i) apply for, obtain, perfect, and transfer to the Company the Employment Creations and Post-Employment Creations and any intellectual property rights therein in any jurisdiction in the world; and (ii) maintain, protect, and enforce the same, including, without limitation, executing and delivering to the Company such formal transfers and assignments, applications, oaths, declarations, affidavits, waivers, and such other documents as the Company may request to permit the Company (or its designee) to file and prosecute such registration applications and other documents it deems useful to protect or enforce its rights under this Agreement. The Company will pay all of Executive’s reasonable expenses in connection with this cooperation.

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(e)            Non-Applicability. Executive is hereby notified that this Section 10 does not apply to any Creation for which no equipment, supplies, facility, Confidential Information, or other trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the Creation relates in any way to (A) the business of the Company, or (B) the Company’s actual or contemplated business, research, or development; or (ii) the Creation results from any work performed by Executive for the Company.

(f)            No License. Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Employment Creations, or any Post-Employment Creations, or any Confidential Information, materials, recipes, software, or other tools made available to Executive by the Company.

11.            Non-Competition and Non-Solicitation.

(a)            During the Employment Term, Executive will not do or say anything that: (i) could advance an interest of any existing or prospective competitor of the Company or any of its Affiliates in any way; (ii) that will or may injure an interest of the Company or any of its Affiliates in its relationship and dealings with existing or potential suppliers or customers; or (iii) solicits or encourages any other employee of the Company or any of its Affiliates to do or say something that is disloyal to the Company or any of its Affiliates, is inconsistent with the interest of the Company or any of its Affiliate’s interests or violates any provision of this Agreement.

(b)            During Executive’s employment under this Agreement and for two (2) years following the termination of Executive’s employment (whether under this Agreement or during a successor or “at will” employment period):

(i)	Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any person or entity other than the Company, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, engage in any business that is directly competitive with the business of the Company, including without limitation any business that operates one or more full-service, casual dining steakhouse restaurants within the United States or any foreign country in which the Company or its franchisees or its joint venture partners is operating or in which Executive knows the Company or its franchisees or its joint venture partners proposes to open within twenty-four (24) months. The provisions of this Section shall also apply to any business which is directly competitive with any other business which the Company or an Affiliate acquires or develops during Executive’s employment with the Company.

(ii)	Except as required in the performance of Executive’s duties as an employee of the Company, Executive shall not, directly or indirectly, (A) hire, engage or solicit or induce or attempt to induce to cease working for the Company, any person who is then an employee of the Company or who was an employee of the Company during the six (6) month period immediately preceding Executive’s termination of employment with the Company, nor (B) solicit, request, advise, induce or attempt to induce any vendor, supplier or other business contact of the Company to cancel, curtail, cease doing business with, or otherwise adversely change its relationship with the Company.

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(c)            For the purposes of this Agreement, the phrase “proposes to open” a restaurant includes all locations for which active, bona fide negotiations to secure a fee or leasehold interest with the intention of establishing a restaurant are being conducted. Mere ownership, whether through direct or indirect stock holdings or otherwise, of 1% or less of a business shall not constitute a violation of the restriction in Section 11(b)(i) above, unless a greater amount is approved in writing by the Board and the Chairman of Texas Roadhouse, Inc. Executive is deemed to engage in a business if Executive expects to acquire a proprietary interest in a business or to be made an employee, officer, director, manager, consultant, independent contractor, advisor or otherwise of such business at any time after such possibility has been discussed with any officer, director, employee, agent, or promoter of such business.

(d)            Executive agrees that Executive’s experience, capabilities and circumstances are such that these provisions will not prevent Executive from earning a livelihood. Executive further agrees that the limitations set forth in this Section (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the Company and its Affiliates. The covenants made by Executive in this Section (and in Sections 8, 9, 10 and 17) will survive the expiration or termination of this Agreement.

12.            Injunctive Relief. Executive acknowledges and agrees that the provisions of the forgoing Sections 8, 9, 10 and 11 are reasonable and necessary to protect legitimate interests of the Company and that a remedy at law for any breach or threatened breach of the provisions of Sections 8, 9, 10 and 11 would be inadequate, and so Executive agrees that the Company and any of its Affiliates are entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach of those Sections. In addition, Executive acknowledges and agrees that an action for an injunction under Sections 8, 9, 10 and 11 may only be brought in the state or federal courts located in Louisville, Kentucky. Executive irrevocably accepts the venue and jurisdiction of those courts for the purposes of any such suit for an injunction, and further irrevocably waives any claim that any such suit has been brought in an inconvenient forum.

13.            Non-Assignability. The services to be provided by Executive are personal in nature and therefore neither Executive or Executive’s beneficiaries or legal representatives may assign this Agreement or any right or interest under this Agreement. Any attempt, voluntary or involuntary, to effect any such action will be null, void and of no effect. The Company may assign or delegate this Agreement or any rights and interests under this Agreement to any Affiliate or to any successor to the Company, and Executive will be bound by such assignment or delegation.

14.            Notification to Future Employers. Executive will notify any future employer of Executive’s obligations under the provisions of Sections 8, 9, 10 and 11.

15.            Affiliate. For the purposes of this Agreement, the term “Affiliate” or “Affiliates” means (i) Texas Roadhouse, Inc. and each corporation, limited liability company, partnership, or other entity that directly or indirectly, controls Texas Roadhouse, Inc., (ii) is controlled, directly or indirectly, by Texas Roadhouse, Inc., or (iii) is under common control, directly or indirectly, with Texas Roadhouse, Inc., as well as any entity that owns, operates, manages, licenses or franchises a Texas Roadhouse, Bubba’s 33, or Jaggers (or any future Texas Roadhouse or Affiliate) restaurant concept.

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16.            Notices. Any notice required under this Agreement must be given in writing and either delivered in person, via email or by first class certified or registered mail, if to the Company, at the Company’s principal place of business: Attn: Texas Roadhouse Legal Department, 6040 Dutchmans Lane, Louisville, KY 40205, and if to Executive, at Executive’s home address most recently filed with the Company, or to such other address as either party has designated in writing to the other party.

17.            Dispute Resolution.

(a)            Arbitration Agreement. Except as provided in Section 10, all disputes, claims, or controversies between Executive and the Company or any of its Affiliates, or any of their employees, arising out of or in any way related to (i) this Agreement, (ii) the breach, termination, enforcement, interpretation, or validity thereof, or (iii) Executive’s Employment, shall be resolved by arbitration in Louisville, Kentucky, or in an alternate, mutually-convenient location of the parties’ choosing, by one arbitrator, who shall be a lawyer or retired judge with at least ten years’ experience. Executive and the Company and its Affiliates agree to arbitrate those claims whether they arise in contract or tort, assert violations of statutes, regulations, or ordinances, or are based on other legal or equitable theories. Arbitration shall proceed under the rules and procedures of the American Arbitration Association, including its procedures for dispositive motion practice. The parties to the arbitration shall use good faith efforts to complete the arbitration within one hundred fifty (150) days of the appointment of the arbitrator. In any arbitration that Executive commences, the Company will pay the arbitrator’s fees if Executive prevails, or if other applicable law requires the Company to do so. It is expressly agreed that this Agreement evidences a transaction in interstate commerce and that this Section 17(a) is governed by the Federal Arbitration Act. Executive may reject this Section 17(a) if Executive does so in writing to the Company within thirty (30) days of Executive’s Employment Date.

(b)            Waiver of Jury Trial and Class or Multiparty Claims. By agreeing to arbitrate, Executive and the Company and its Affiliates voluntarily and knowingly waive any right to a jury trial. In addition, Executive acknowledges that Executive’s relationship with the Company is unique and that there are and will be differences from the relationships the Company may have with other employees or executives. Therefore, any arbitration shall be conducted and resolved on an individual basis only and not on a class-wide, multiple plaintiff or claimant, consolidated or similar basis.

(c)            Limitations Period; Deadline to Assert Claims. Executive and the Company and its Affiliates agree that arbitration of any disputes, claims, or controversies shall be initiated within one year of the act or occurrence giving rise to the dispute, claim or controversy, even though that deadline is or may be shorter than the period provided by statutes of limitations that would apply in the absence of this Section. Any claim that is not asserted in an arbitration within one (1) year of the act or occurrence giving rise to it shall be deemed waived.

(d)            Governing Law & Forum. This Agreement is governed by Federal Arbitration Act and the laws of the Commonwealth of Kentucky without regard to its conflicts of law provisions. If Executive timely and validly rejects Section 17(a), or otherwise files any claim against the Company or any of its Affiliates that is not subject to Section 17(a), Executive agrees that the state or federal courts located in Jefferson County, Kentucky shall be the exclusive forum for such a claim.

18.            Severability. Executive agrees that if any the arbitrator or court of competent jurisdiction will finally hold that any provision of Sections 8, 9, 10, 11 or 17 is void or constitutes an unreasonable restriction against Executive, the provisions of such Sections 8, 9, 10, 11 or 17 will not be rendered void but will apply to such extent as such arbitrator or court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Sections 8, 9, 10, 11 or 17 is held by an arbitrator or court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part will be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and such part and all other covenants and provisions of this Agreement will in every other respect continue in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision.

TXRH Executive Employment Agreement – MONROE

19.            Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions is not a waiver of such term, covenant or condition, nor will any waiver or relinquishment of any right or power be deemed a waiver or relinquishment of such right or power.

20.            Nature of Relationship. This Agreement creates an employee-employer relationship. The parties do not intend for this Agreement to create a legal or equitable partnership, a joint venture, or any other relationship.

21.            Entire Agreement; Modifications. This Agreement represents the entire agreement between the parties regarding the subject matter and supersedes all prior oral or written proposals, understandings, and other commitments between the parties related to Executive’s employment by the Company and Affiliates, except for any written stock option or stock award agreement between Executive and the Company. This Agreement is binding upon and benefits the parties, their heirs, legal representatives, successors, and permitted assigns. This Agreement may be modified or amended only by an instrument in writing signed by both parties.

22.            Beneficial Ownership of Liquor Licenses. If a local or state law requires Executive to be the owner of the liquor license, or to be a member of the entity that owns the liquor license, Executive acknowledges and agree that such ownership is solely for the benefit of the owner of the restaurant and/or the entity holding the liquor license and that Executive is not entitled to compensation relating to the ownership of any liquor license, or relating to the ownership of any member interest in an entity owning a liquor license. Upon termination of Executive’s employment, Executive will relinquish ownership of the liquor license upon request of the Company or the owner of the restaurant, and Executive will surrender, without compensation, any membership interest in an entity owning a liquor license. Executive will execute and deliver any documents that the Company requests in order to effect such transfer of ownership promptly and without consideration.

23.            Tax Matters.

(a)            Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that the Company determines are required to be withheld by applicable laws or regulations.

(b)            409A Compliance Intent. This Agreement is intended to provide for compensation that is exempt from Code Section 409A as separation pay (up to the Code Section 409A limit) or as a short-term deferral, and to be compliant with Code Section 409A with respect to additional compensation under this Agreement. This Agreement shall be interpreted, construed, and administered in accordance with this intent, provided that the Company does not promise or warrant any tax treatment of compensation. Executive is responsible for obtaining advice regarding all questions to federal, state, or local income, estate, payroll, or other tax consequences arising from participation herein. This Agreement shall not be amended or terminated in a manner that would accelerate or delay payment of severance pay or bonus pay except as permitted under Treasury Regulations under Code Section 409A.

TXRH Executive Employment Agreement – MONROE

(c)            Six Month Delay. Notwithstanding anything herein to the contrary, if Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) (or any successor thereto) on the Date of Termination, any payments under this Agreement that are triggered by termination of employment and which are not exempt as separation pay under Treasury Regulation Section 1.409A-1(b)(9) or as short-term deferral pay, shall not begin to be paid until six months after the Date of Termination, and at that time, Executive will receive in one lump sum payment of all the payments (without interest) that would have otherwise been paid to Executive during the first six (6) months following Executive’s Date of Termination. The Company shall determine, consistent with any guidance issued under Code Section 409A, the portion of payments that are required to be delayed, if any.

(d)            Termination Must be within 409A to Trigger Payments. For purposes of the timing of payments triggered by the termination, termination shall not be considered to have occurred until the date Executive and the Company reasonably anticipate that (i) Executive will not perform any further services for the Company or any other entity considered a single employer with the Company under Code Section 414(b) or (c) (but substituting fifty percent (50%) for eighty percent (80%) in the application thereof) (the “Employer Group”), or (ii) the level of bona fide services Executive will perform for the Employer Group after that date will permanently decrease to less than twenty percent (20%) of the average level of bona fide services performed over the previous thirty-six (36) months (or if shorter over the duration of service). For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the board of directors of an Employer Group entity is not counted unless termination benefits under this Agreement are aggregated with benefits under any other Employer Group plan or agreement in which Executive also participates as a director. Executive will not be treated as having a termination of Executive’s employment while he is on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which Executive has a reemployment right under statute or contract. If a bona fide leave of absence extends beyond six months, Executive’s employment will be considered to terminate on the first day after the end of such six-month period, or on the day after Executive’s statutory or contractual reemployment right lapses, if later. The Company will determine when Executive’s Date of Termination occurs based on all relevant facts and circumstances, in accordance with Treasury Regulation Section 1.409A-1(h).

(e)            Code Section 280G Cap. If the separation pay described in Section 6(a) plus the value of any other compensation or benefits payable pursuant to any other plan or program of the Company that are deemed to be paid or transferred in connection with the Change in Control (the “CIC Benefits”) are payable to Executive in connection with a Change in Control and, if paid, could subject Executive to an excise tax under Code Section 4999 and any similar tax imposed by state or local law as well as any interest and penalties with respect to such tax(es) (the “Excise Tax”), then notwithstanding the provisions of Section 6, the Company shall reduce the CIC Benefits (the “Benefit Reduction”) to $1.00 below the amount necessary to result in Executive not being subject to the Excise Tax. Executive shall bear all expense of, and be solely responsible for, any Excise Tax should no Benefit Reduction be made. The determination of whether any such Benefit Reduction shall be imposed shall be made by a nationally recognized public accounting firm selected by the Company and reasonably acceptable to Executive, and such determination shall be binding on both Executive and the Company. Such accounting firm shall be engaged by and paid by the Company and shall promptly give the Company and Executive a copy of the detailed calculation of any Benefit Reduction.

[signature page follows]

TXRH Executive Employment Agreement – MONROE

SIGNED:			EXECUTIVE:

Dated:	5/17/2023		/s/ David Christopher Monroe
Signature

David Christopher Monroe
Printed Name

COMPANY:

TEXAS ROADHOUSE MANAGEMENT CORP.

Dated:	5/17/2023	By:	/s/ Gerald L. Morgan
Gerald L. Morgan, President

TXRH Executive Employment Agreement – MONROE

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SCHEDULE 1

Year 1

Base Salary: $500,000

Incentive Bonus target: $400,000 (which amount shall be prorated based on your 2023 fiscal year service). The target is currently based on 50% earnings per share growth and 50% pre-tax profits. Depending on the level of achievement of the goals, the bonus may be reduced to a minimum of $0 or increased to a maximum of two times the base target amount under the current incentive compensation policy of the Compensation Committee of the Board.

Signing Bonus: $500,000. The signing bonus shall be paid in two (2) equal installments of $250,000 each in the following manner: (i) the first installment will be due and payable on or before July 1, 2023, and (ii) the second installment will be due and payable on or before January 1, 2024. Notwithstanding anything to the contrary contained in this Agreement, in the event Executive resigns or is terminated for Cause in accordance with the terms and conditions of this Agreement on or before June 27, 2024, then Executive shall be obligated to reimburse the Company for a prorated portion of such signing bonus (which amounts shall be prorated on a day-for-day basis).

Equity Incentive Grant:

A.            Service Based Restricted Stock Units: Executive will receive a grant of service based restricted stock units equal to $250,000 divided by the closing sales price on June 27, 2023 on the Nasdaq Global Select Market, with such quotient being rounded up or down to the nearest 100 shares. These service based restricted stock units will be subject to certain conditions and limitations set forth in separate RSU Agreements. These service based restricted stock units will be granted on June 28, 2023 and will vest on December 31, 2024, provided Executive is still employed by the Company as of the vesting date.

B.            Performance Based Restricted Stock Units: Executive will receive a grant of performance based restricted stock units as described below equal to $150,000 divided by the closing sales price on June 27, 2023 on the Nasdaq Global Select Market, with such quotient being rounded up or down to the nearest 100 shares. These performance based restricted stock units will be subject to certain conditions and limitations set forth in separate PSU Agreements. These performance based restricted stock units will be granted on June 28, 2023 and will vest on January 8, 2024, provided Executive is still employed by the Company as of the vesting date. and subject to the achievement of defined goals set forth in the table below.

Target $ of Performance- Based Restricted Stock Units	Portion of Target Grant Based on EPS Performance Goal	Portion of Target Grant Based on Pre- tax Profit Goal	Minimum $ of Performance- Based Restricted Stock Units	Maximum $ of Performance- Based Restricted Stock Units
$150,000	50%	50%	0	$300,000

TXRH Executive Employment Agreement – MONROE

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